EXHIBIT 23.6

Mark Shutty,

Gustavson Associates LLC, a Member of WSP

200 Union Blvd, Suite 440; Lakewood, CO 80228

CONSENT OF QUALIFIED PERSON

I, Mark Shutty, state that I am responsible for preparing or supervising the preparation of parts of the reports concerning mineral resources of the technical report summary titled S-K 1300 Technical Report Summary Lik Project; Amazonas Department, Peru with an effective date of December 31, 2021 as signed and certified by me (the “Technical Report Summary”).

Furthermore, I state that:

(a)	I consent to the public filing of the Technical Report Summary by Solitario Zinc Corp;

(b)

the document that the Technical Report Summary supports is Solitario Zinc Corp.’s Annual Form 10- K, and is incorporated by reference into  Registration Statements on Form S-3 (File No. 333-249129) and on Form S-8 (File Nos. 333-224224 and 333-190304) and any amendments or supplements thereto; (the “Document”);

(c)

I consent to the use of my name in the Document, to any quotation from or summarization in the Document of the parts of the Technical Report Summary for which I am responsible, and to the filing of the Technical Report Summary as an exhibit to the Document; and

(d)

I confirm that I have read the Document, and that the Document fairly and accurately reflects, in the form and context in which it appears, the information in the parts of the Technical Report Summary for which I am responsible.

Dated at Lakewood, Colorado this 15 of March, 2022.

Signature of Qualified Person

Mark Shutty

AIPG CPG 11664

V1. 2021

Expert Consent_S-K 1300_Lik-Shutty_20220321.docx